UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2022

BCB BANCORP, INC.

(Exact name of Registrant as Specified in its Charter)

New Jersey	0-50275	26-0065262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104-110 Avenue C Bayonne, New Jersey	07002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 823-0700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	BCBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements. On February 16, 2022, BCB Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, BCB Community Bank (the “Bank”), entered into employment agreements with each of Thomas P. Keating, Senior Vice President and Chief Financial Officer of the Company and the Bank, and Kenneth G. Emerson, Senior Vice President and Chief Strategic Risk Officer of the Company and the Bank. Each agreement was made retroactively effective as of January 1, 2022, for an initial term of 12 calendar months. The agreements will automatically renew for an additional 12 calendar months unless the Bank provides written notice of termination of the agreements no less than 90 days prior to the expiration of the term.

The agreements provide Mr. Keating with an annual base salary of $258,000, and Mr. Emerson with an annual base salary of $230,000. The executives will also be entitled to discretionary performance bonuses of up to 50% of their base salaries and to participate in other incentive compensation and bonus plans or arrangements of the Bank. In addition, the executives are entitled to participate in the employee benefit plans offered by the Bank and will be reimbursed for business expenses incurred. The Bank will also provide the executives with life, medical, dental and disability coverage.

Under each agreement, in the event of involuntary termination of employment prior to a change in control of the Company or the Bank for reasons other than cause, disability or death, the executive will receive a cash lump sum payment equal to his base salary through the remaining term of the agreement, or six months of base salary, whichever is greater. In addition, the executive will receive continued life insurance coverage and non-taxable medical and dental insurance coverage under the same terms and conditions that exist immediately prior to the executive’s termination, which will cease upon the earlier of (A) the later of one (1) calendar year or the end of the term of the agreement; (B) the date on which substantially comparable coverage is made available to him through subsequent employment; or (C) the date the executive becomes eligible for Medicare coverage.

If within two years after the occurrence of a change in control of the Company or the Bank, the executive’s employment is terminated by the Bank (or its successor) without cause or the executive voluntarily terminates for Good Reason (as defined in the agreement), the executive will receive a lump sum payment equal to (i) his annual base salary at the time of a change in control plus (ii) an amount equal to the amount of his most recently paid (or determined but not yet paid) annual bonus. This payment will be paid within thirty days following the date of the termination of employment. The change in control payments would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Except in the case of a separation from service following a change in control, each of the employment agreements with Mr. Keating and Mr. Emerson provides that for a period of one year following his separation from service, the executive will not (i) cause any employee of the Bank to terminate his or her employment and accept employment or become affiliated with any business whatsoever which competes with the business of the Bank, or (ii) cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

The foregoing description is qualified in its entirety by reference to the agreements attached hereto as Exhibits 10.1 and 10.2 and are incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following Exhibits are attached as part of this report.

Exhibit Number	Description

10.1	Employment Agreement between BCB Bancorp, Inc., BCB Community Bank and Thomas Keating, effective January 1, 2022

10.2	Employment Agreement between BCB Bancorp, Inc., BCB Community Bank and Kenneth G. Emerson, effective January 1, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCB BANCORP, INC.

DATE: February 23, 2022	By:	/s/ Ryan Blake
Ryan Blake
Senior Vice President, Chief Operating Officer
(Duly Authorized Representative)

4